Exhibit 2.1
Execution Version

Dated 29 June 2016
(1) THE INVESTOR SELLERS
(2) THE MANAGEMENT SELLERS
(3) THE TRUSTEE SELLER
(4) THE OTHER SELLERS
(5) THE BUYER

SHARE SALE AGREEMENT
RELATING TO
CIMBRIA HOLDINGS LIMITED

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Documents in the approved terms
1    Voting Powers of attorney
2    Board resolutions
3    Agreed Announcements
4    Letters of Resignation
5    Deed of Termination
6    Pay off Letter
7    Deed of Release

Annexures

1    Accounts
2    Management Accounts
3    Locked Box Accounts

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THIS AGREEMENT is made on June 29 2016
BETWEEN:

(1)	THE SEVERAL PERSONS whose names and addresses are set out in Part I of Schedule 1 (each an "Investor Seller" and together, the "Investor Sellers");

(2)	THE SEVERAL PERSONS whose names and addresses are set out in Part II of Schedule 1 (each a "Management Seller" and together, the "Management Sellers");

(3)
ESTERA TRUST (JERSEY) LIMITED as trustee of the Cimbria Group Employee Incentive Trust incorporated in Jersey with registered number 21755 and whose registered office is at 13-14 Esplanade, St. Helier, Jersey JE1 1BD (the "Trustee Seller");

(4)	THE SEVERAL PERSONS whose names and addresses are set out in Part III of Schedule 1 (each an "Other Seller" and together, the "Other Sellers"); and

(5)	AGCO INTERNATIONAL HOLDINGS B.V., incorporated in the Netherlands and whose registered office is at Horsterweg 66a, 5971 NG Grubbenvorst, the Netherlands (the "Buyer").
INTRODUCTION

(A)	The Company's entire issued share capital is made up of 8,744,689 A Ordinary Shares, 1,040,000 B Ordinary Shares and 638,134,774 Preference Shares.

(B)	Each of the Sellers has agreed to sell the Shares held by it and the Buyer has agreed to purchase such Shares, in each case on the terms and subject to the conditions set out in this Agreement.
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions where used in this Agreement have the meanings given to them below:
A Ordinary Shares means the A ordinary shares of DKK 0.01 each in the capital of the Company.
Accounts means the audited consolidated financial statements of the Target Group, prepared in accordance with the Companies Act for the accounting reference period ended on the Accounts Date, a copy of which comprises Annexure 1.
Accounts Date means 30 September 2015.
Affiliate means in relation to any Seller who is not an individual and, in each case, from time to time:
(a)    any group undertaking of that Seller;

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(b)
if that Seller is a Fund, any adviser, nominee, custodian, operator, manager, administrator, trustee, general partner or limited partner to or of that Fund or to or of any group undertaking of that Seller or any investor in any of them;

(c)	any group undertaking of any trustee, nominee, custodian, operator or manager of that Seller;

(d)	any company or Fund which has the same general partner, trustee, nominee, operator, manager or adviser of that Seller or any group undertaking of that Seller;

(e)	any Fund in respect of which the Seller or any group undertaking of the Seller is a general partner;

(f)
any company or Fund which is advised by, or the assets of which (or some material part thereof) are managed (whether solely or jointly with others) from time to time by that Seller (or any group undertaking of that Seller), or that Seller's (or any group undertaking of that Seller's) general partner, trustee, nominee, manager or adviser;

(g)	any co-investment scheme of that Seller or any group undertaking of that Seller or any person holding shares under such scheme or entitled to the benefit of shares under such scheme; and

(h)	any employee, officer, director, consultant, partner or professional adviser of that Seller or of any of the persons referred to in (a) to (g) above.
Agreed Announcements means the press releases in the approved terms in relation to the signing of this Agreement and the transactions contemplated hereby.
Applicable Law means, in respect of a person, all laws, regulations, statutes, subordinate legislation, common law and civil codes of any jurisdiction, and all judgments, orders and awards of any court or Government Authority or tribunal exercising statutory or delegated powers, that are binding upon or applicable to such person.
Authorities has the meaning given to it in paragraph 2.1 of Part VII - of Schedule 5.
B Ordinary Shares means the B ordinary shares of DKK 0.01 each in the capital of the Company.
Bank Indebtedness means an amount equal to all amounts owing by each Target Group Company to Nordea Bank Danmark A/S or Nordea Finland Plc at the Completion Date (including without limitation, amounts of principal debt, accrued interest, accrued fees, costs, any cash collateralisation obligations and charges and any early repayment or redemption penalties due as a result of the repayment of such amount at Completion or the termination or cancellation of any guarantees or performance bonds or interest hedging arrangements) in respect of any amounts outstanding under the finance arrangements in place between the Target Group and Nordea Bank Danmark A/S.

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Business means any business carried on by the Target Group as at the date of this Agreement.
Business Day means any day other than a Saturday, Sunday or English, Danish or US bank or public holiday.
Business Intellectual Property has the meaning given to it in paragraph 1 of Part IX - of Schedule 5.
Buyer Group means the Buyer, any holding company of the Buyer and any subsidiary of the Buyer or such holding company (including, for these purposes, the Company and every Target Group Company) from time to time and references to "any member of the Buyer Group" shall be construed accordingly.
Buyer's Solicitors means Herbert Smith Freehills LLP of Exchange House, Primrose Street, London EC2A 2EG.
Companies Act means the United Kingdom Companies Act 2006.
Company means Cimbria Holdings Limited, details of which are set out in Part I of Schedule 2.
Competition Law means the competition or antitrust laws which are applicable in any jurisdiction in which the Target Group conducts business or where its activities may have an effect, including, but not limited to, Articles 101 and 102 of the TFEU.
Completion means completion of the sale and purchase of the Shares under this Agreement.
Completion Date means the date on which Completion occurs.
Confidential Information means all information (whether oral or recorded in any medium) relating to the business, financial or other affairs (including future plans) of the Company or any other Target Group Company, which is treated by the Company or that Target Group Company, or any of the Sellers (as the case may be) as confidential, or is marked or is by its nature confidential, together with the contents of the Transaction Documents (including all Schedules and Annexures).
Consideration has the meaning given to it in clause 3.1.
COTS Software has the meaning given to it in paragraph 1 of Part X of Schedule 5.
Covenantors means the Management Sellers.
CTA 2010 means the United Kingdom Corporation Tax Act 2010.
Data Protection Legislation any applicable legislation in force from time to time which implements either or both of the European Community's Directive 95/46/EC and Directive 2002/58/EC or any other equivalent legislation applicable in any other jurisdiction binding upon or applicable the Target Group.

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Data Room means the Project Lighthouse online data room hosted by Merrill Corporation.
De Minimis Claim has the meaning given to it in in paragraph 4.2 of Schedule 6.
Deed of Release means the deed of release, in the approved terms, in respect of the security granted by the Target Group in connection with the Bank Indebtedness set out in Schedule 8.
Deed of Termination means (i) the deed in the approved terms, to be entered into between, amongst others: (a) the Company; (b) the Management Sellers and (c) the Investor Sellers on Completion in respect of the termination of the Existing Shareholders' Agreement and (ii) the deed in the approved terms, to be entered into between, amongst others: (a) the Company; and (b) the Investor Sellers on Completion in respect of the termination of the Syndication Deed.
Disclosed shall have the meaning given to it in clause 9.2.
Disclosed Matters means any fact, matter, event or circumstance which is Disclosed in this Agreement, the Disclosure Letter (or which is deemed to be Disclosed under the terms of the Disclosure Letter) or the Disclosure Documents.
Disclosure Documents means the documentation relating to the Target Group which has, prior to the date of this Agreement, been made available for inspection in the Data Room, an index of which is set out in Appendix 1 to the Disclosure Letter.
Disclosure Letter means the letter dated on the date of this Agreement from the Warrantors to the Buyer executed and delivered immediately before the execution of this Agreement (of which the Buyer has acknowledged receipt) in which certain matters are Disclosed against the Warranties.
EBT means the Cimbria Group Employee Incentive Trust established by the Company and the Trustee Seller by way of a trust deed dated 18 March 2015.
EBT Shares means the Shares set out against the name of the Trustee Seller in Part IV to Schedule 1 of this Agreement.
Employees has the meaning given to it in paragraph 2.1 of Part XIV - of Schedule 5.
Encumbrance means any mortgage, charge, lien, pledge, debenture or other security interest of any kind, hypothecation, restriction, right to acquire, right of pre-emption, option, conversion right, third party right or interest, right of set-off or counterclaim, equities, trust arrangement or any other type of preferential agreement (such as a retention of title arrangement) having similar effect or any other rights exercisable by or claims by third parties and any agreement to create any of the foregoing.
Enforcement Notice has the meaning given to that term in the UK Data Protection Act 1998, or its equivalent in other relevant Data Protection Legislation.

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Exchange Rate means in relation to any currency to be converted into or from DKK for the purposes of this Agreement, the spot rate of exchange (closing mid-point) for that currency into or, as the case may be, from pounds sterling, as published in the London edition of The Financial Times first published after the relevant date or, where no such rate of exchange is published in such edition on that date, at the rate quoted by www.oanda.com as at the close of business in London on that date.
Existing Shareholders' Agreement means the shareholders' agreement relating to the Company entered into by, amongst others: (i) the Company; (ii) the Investor Sellers; and (iii) the Management Sellers dated 4 April 2013 (a copy of which has not been Disclosed by the Buyer).
Fund means any unit trust, investment trust, limited partnership, general partnership or their collective investment scheme or body corporate or other entity in each case the assets of which are managed professionally for investment purposes.
Governmental Authority means any national, federal, regional, state, local or other court, administrative agency or commission or other governmental, administrative or regulatory body, authority, agency or instrumentality.
Hardware has the meaning given to it in paragraph 1 of Part X of Schedule 5.
Historic Tax Records has the meaning given to it in clause 18.21.1.
Incoming Directors means the new directors of the Company to be notified by the Buyer to the Sellers after the date of signing of this Agreement and before Completion.
Intellectual Property has the meaning given to it in paragraph 1 of Part IX - of Schedule 5.
Investor Representative means Silverfleet Capital Partners LLP or such other person as the Investor Sellers shall notify the Buyer in writing from time to time.
IT Systems has the meaning given to it in paragraph 1 of Part X of Schedule 5.
Leakage means:

(a)	any dividend or distribution of profits or capital declared, paid or made by any Target Group Company to any of the Sellers or their Related Persons;

(b)
any payments made or agreed to be made (including, for the avoidance of doubt, any professional adviser fees or costs relating to transactions contemplated by this Agreement which have been made or agreed to be made by any Target Group Company) on behalf of any of the Sellers or their Related Persons by any Target Group Company;

(c)	any liabilities of any Seller (or their Related Persons) assumed, guaranteed or secured by any Target Group Company;

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(d)
any payments made or agreed to be made by any Target Group Company to or for the benefit of any of the Sellers or their Related Persons in respect of any share capital or other securities of any Target Group Company being issued, redeemed, purchased or repaid, or any other return of capital;

(e)	the waiver, release or discount by any Target Group Company of any amount or obligation owed to it by any of the Sellers or their Related Persons;

(f)	the purchase by any Target Group Company from any of the Sellers or their Related Persons of any assets not on arm's length terms or otherwise at an overvalue;

(g)
the payment by any Target Group Company of any fees or costs on behalf of any of the Sellers or their Related Persons and which are, or were, incurred by any Target Group Company as a result of those matters set out in paragraphs (a) to (f) above;

(h)
any Tax payable by a Target Group Company as a result of any of the matters referred to in (a) to (g) (inclusive) above, other than any amounts in respect of VAT which are recoverable by the Target Group by way of repayment or credit; or

(i)	any agreement or arrangement made or entered into by any Target Group Company to do or give effect to any matter referred to in (a) to (f) above, but excludes any Permitted Payment.
Locked Box Accounts means the consolidated balance sheet of the Target Group as at the Locked Box Date, a true copy of which comprises Annexure 3.
Locked Box Claim has the meaning given to it in clause 8.2.
Locked Box Date means 31 December 2015;
Longstop Date has the meaning given to it in clause 5.1.
Management Accounts means the unaudited management accounts of the Company for the eight-month period to the Management Accounts Date, a copy of which comprises Annexure 2.
Management Accounts Date means 31 May 2016.
Material Bank Accounts means all bank accounts held with Nordea Bank Danmark A/S or any of its subsidiaries or group undertakings.
Material Contracts means:

(a)	the agreement with Euro-Hybrid/KWS Ukraine (contract no. 339713), a copy of which is contained in folder E.4.2.1.1 of the Data Room;

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(b)	the agreement with limited liability company “Elevator” Russian Federation (contract no. 343702), a copy of which is contained in folder E.4.2.2.1 of the Data Room;

(c)	the agreement with NDF Azteca Milling Europe Srl. (contract no. 15-333372-225), a copy of which is contained in folder E.4.2.3.1 of the Data Room;

(d)	the agreement with Misr Concrete Development Co. (contract no. 337393), a copy of which is contained in folder E.4.2.4.1 of the Data Room;

(e)	the agreement with The Petroleum Projects & Technical Consultations Co. (contract no. 333887), a copy of which is contained in folder E.4.2.5.1 of the Data Room;

(f)	the agreement with Osman A. Osman & Co. (contract no. 333878), a copy of which is contained in folder E.4.2.7.1 of the Data Room;

(g)	the agreement with SAMCRETE Engineers & Contractors (contract no. 337388), a copy of which is contained in folder E.4.2.8.1 of the Data Room;

(h)	the agreement with LLC Monsanto Seeds (contract no. CUR06000-C018 and CUR06000-C023), a copy of which is contained in folder E.4.2.6.1.1 of the Data Room; and

(i)	the agreement with Mulindwa Plantation Limited, a copy of which is contained in folder E.4.4.9.1 of the Data Room.
Merger Control Authority means any national, supra-national or regional, government or governmental, quasi-governmental, statutory, regulatory or investigative body or court, in any jurisdiction, responsible for the review or approval of mergers, acquisitions, concentrations, joint ventures, or any other similar matter pursuant to federal, state, local, municipal, national, international or supranational Applicable Law intended to prohibit or regulate conduct having the purposes or effect of monopolisation, abuse of dominance, restraint of trade or substantial lessening of competition.
Outgoing Directors means Joachim Braun, Darren Jordan and Gareth Whiley.
Pay Off Letter means the letter, in the approved terms, in relation to the Bank Indebtedness.
Permitted Payments means:

(a)	any payments made by any Target Group Company at the written request, or with the written consent, of the Buyer;

(b)
payments of salary, bonuses, directors' fees and expenses made to or for the benefit of any of the Sellers or their Related Persons as employees, consultants or directors of, or investors in, any member of the Target Group (including all associated PAYE, income tax and national insurance contributions or equivalent in

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any jurisdiction outside the United Kingdom) for the period between the Locked Box Date and the Completion Date, provided that such payments are in the ordinary and usual course of business, are not exceeding DKK20,000,000 in aggregate and a breakdown of such payments (or anticipated payments) are disclosed to the Buyer not later than five Business Days following the date hereof;

(c)	accruals of dividends in respect of the Preference Shares in accordance with the rights attaching to the Preference Shares as at the date of this Agreement;

(d)
any payment toward the satisfaction of any express obligation of the Company or the Target Group under this Agreement and, for the avoidance of doubt, the payment of the Trust Bonuses on Completion in accordance with clause 3.3;

(e)
the payment of directors' fees, monitoring fees and expenses made to any Investor Seller, any Affiliate of any Investor Seller or a director appointed by any Investor Seller or Affiliate of any Investor Seller to the board of any member of the Target Group, for the period between the Locked Box Date and the Completion Date, such amounts being on a basis consistent with corresponding payments made in respect of such period during the 24 months preceding the date hereof and not exceeding DKK1,200,000 in aggregate;

(f)
any trading in the ordinary course and on arm's length terms with any portfolio entities from time to time in which Funds managed by the Investor Sellers or any Affiliate of any Investor Seller have invested and provided that such amounts have been Disclosed; and

(g)	payment of DKK 125,000 to Deloitte LLP in relation to audit work carried out on the 31 December 2015 Balance Sheet for the Target Group;

(h)	any Tax arising as a result of, or in connection with, any of the payments at (a) to (f) above.
Preference Share Consideration means an amount equal to the Issue Price (as defined in the Articles of Association of the Company in force at the date of this Agreement) of the Preference Shares in issue on the Completion Date, together with all accrued but unpaid dividends in respect thereof up to (and including) the Completion Date.
Preference Shares means the shares of DKK 0.01 each in the capital of the Company.
Proceedings has the meaning given to it in paragraph 3.1 of Part VII - of Schedule 5.
Properties means the properties, details of which are set out in Schedule 7 and "Property" shall be construed accordingly.
Recovery Amount has the meaning given to it in paragraph 12 of Schedule 6.
Regulatory Conditions means the Conditions in clause 5.1.1.
Related Person means:

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(a)
in the case of a person which is a body corporate and/or a Fund, (i) any subsidiary or holding company of that person and any subsidiary of any such holding company, (ii) any trustee or nominee acting on its behalf in each case from time to time, or (iii) an Affiliate of such person; and

(b)
in the case of a person who is an individual, (i) any spouse or sibling by blood or adoption and/or lineal ascendants or descendants by blood or adoption of any such individual, (ii) any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settler, or (iii) any body corporate controlled by that person, but provided always that for the purposes of this Agreement:

(i)	no member of the Target Group shall be or shall be deemed to be a Related Person of any Seller; and

(ii)	no Seller shall be deemed to be a Related Person of any other Seller as a result of their being holders of Shares in the Company or any Target Group Company.
Relevant Accounting Standards means generally accepted accounting policies, principles, practices and conventions using all relevant Financial Reporting Standards (FRSs), Statements of Standard Accounting Practice (SSAPs) and Statements of Recommended Practice (SoRPs), in each case issued or adopted by the Financial Reporting Council, and all Urgent Issues Task Force (UITF) abstracts current at the Accounts Date.
Relief includes, unless the context otherwise requires, any loss, allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purpose of any Tax, or any repayment or refund of or saving of Tax (including any repayment supplement, fee or interest in respect of Tax).
Remedied means remedied by the Sellers or the relevant Target Group Company promptly after the Sellers' Representatives become aware of the matter concerned and in any event by no later than the Long Stop Date.
Revenue Claim has the meaning given to it in Schedule 9 (Tax Covenant).
Run-off Policy shall have the meaning attributed to it in clause 15.1.
Sellers means the Investor Sellers, the Management Sellers, the Other Sellers and the Trustee Seller, and references to "Seller" shall be construed accordingly.
Sellers' Representatives shall have the meaning given to such term in clause 1.12.2.
Sellers' Solicitors means Travers Smith LLP of 14 Snow Hill, London EC1A 2AL.
Sellers' Solicitor's Account means the DKK bank account nominated by the Sellers and notified to the Buyer prior to Completion.

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Senior Manager means any director or officer or employee having a gross salary, (excluding bonus) of over £60,000 per annum.
Shares means the entire issued share capital of the Company comprising (i) 8,744,689 A ordinary shares of DKK 0.01 each; (ii) 1,040,000 B ordinary shares of DKK 0.01 each; and (iii) 638,134,774 preference shares of DKK 0.01 each in the capital of the Company.
Software has the meaning given to it in paragraph 1 of Part X - of Schedule 5.
Specified Managers means Christian Andersen, Søren Overgaard and their direct reports.
Subsidiaries means the subsidiary undertakings of the Company, details of which are set out in Part II of Schedule 2.
Syndication Deed means the syndication deed relating to the transfer of certain shares in Company entered into by, amongst others: (i) the Company; and (ii) the Investor Sellers; dated 24 September 2013.
Target Group means the Company and the Subsidiaries and references to "Target Group Company" and to "member of the Target Group" shall be construed accordingly.
Tax or Taxation means all taxes, duties (including stamp duties), charges, levies, imposts, contributions (including national insurance and social security contributions), withholdings or amounts in the nature thereof (but for the avoidance of doubt excluding water rates, business rates and other utility or local authority charges), whenever and by whatever authority imposed and whether of the United Kingdom, Denmark or elsewhere, irrespective of the person to which any such taxes, duties, charges, levies, imposts, contributions, withholdings or amounts are directly or primarily chargeable, together with all interest, fines, penalties, surcharges and charges incidental or relating to any of the foregoing.
Tax Authority or Taxation Authority means any taxation or other authority (whether within or outside the United Kingdom or Denmark) which seeks to determine liability for and/or administers Taxation.
Tax Claim has the meaning given to it in paragraph 5 of Schedule 6.
Tax Covenant Claim has the meaning given to it in paragraph 1.1.6 of Schedule 6.
Tax Warranty Claim has the meaning given to it in paragraph 1.1.2 of Schedule 6.
Termination Event means:

(a)
at any time between the date of this Agreement and the Completion Date, the Target Group failing to achieve rolling last twelve months’ net revenue of at least DKK 1,000,000,000 (as shown in the latest available management accounts of the Target Group, copies of which shall be made available to the Buyer pursuant to clause 6.2.1.3);

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(b)
any Seller is in breach of any of the Title and Capacity Warranties or would be in breach of any of the Title and Capacity Warranties if they were repeated at any time between the date of this Agreement and Completion (by reference to the facts and circumstances then prevailing) and such breach, if capable of remedy, is not Remedied;

(c)
any Seller or any of the Target Group Companies materially breaches any of the provisions of clauses 6.1, 6.4 or Schedule 4 and (i) such breach, if capable of remedy, is not Remedied and (ii) such breach has directly caused or could be reasonably expected to cause a materially adverse effect on the business of the relevant Target Group Company.

Title and Capacity Warranties means the warranties given by the Sellers in clauses 9.7 and 9.89 and the Investor Sellers in clause 9.8.
TFEU means the Treaty on the Functioning of the European Union.
Third Party Claim has the meaning given to it in paragraph 9.1 of Schedule 6.
Threshold has the meaning given to it in paragraph 4.1 of Schedule 6.
Transaction Documents means this Agreement and any other document referred to in this Agreement or required to be entered into pursuant to this Agreement including, for the avoidance of doubt, any document in the approved terms.
Trust Bonuses means the bonuses which are payable by the Trustee Seller in its capacity as trustee of the EBT to be paid to (i) Olav Knudsen on or shortly following Completion in an aggregate amount equal to the amount that the Trustee Seller actually receives by way of Consideration in respect of its holding of 29,354 B Ordinary Shares and (ii) any other Management Seller(s) as approved by the remuneration committee of the Target Group and the Trustee Seller and notified to the Buyer prior to Completion.
Trust Fee means the amount payable to the Trustee Seller on Completion by way of fees and/or expenses pursuant to the trust deed establishing the Cimbria Group Employee Incentive Trust dated 18 March 2015 as notified by the Trustee Seller to the Company prior to Completion.
Trust Loan means the balance outstanding as at the date of this Agreement under the loan agreement entered into between the Company (as lender) and the Trustee Seller (as borrower) dated 6 July 2015.
VAT means within the European Union, such Taxation as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and outside the European Union, any similar Taxation levied by reference to value or sales.
W&I Policy means the Buyer's warranty and indemnity policy entered into between the Buyer and AIG Europe Limited and dated the date hereof.
W&I Provider means AIG Europe Limited.

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Warranties means the warranties set out in Schedule 5.
Warrantors means the Management Sellers.
Warrantors' Representative shall be Søren Overgaard or any other person appointed as a Warrantors' Representative pursuant to clause 9.14.
Warranty Claim shall have the meaning attributed to it in paragraph 1.1.1 of Schedule 6.

1.2
Unless the context requires otherwise, words and expressions defined in or having a meaning provided by the Companies Act at the date of this Agreement shall have the same meaning in this Agreement. The use of the term "connected" and any question as to whether a person is "connected" with another shall be determined in accordance with the provisions, as at the date of this Agreement, of sections 1122 and 1123 of the CTA 2010, save that for these purposes, the term "company" (as defined in section 1123 of the CTA 2010) shall include a limited liability partnership and provided that two or more persons shall not be treated as connected solely by reason of acting together to secure or exercise control of the Company or by virtue of being party to the Existing Shareholders' Agreement.

1.3	Unless the context requires otherwise, references in this Agreement to:

1.3.1	any of the masculine, feminine and neuter genders shall include other genders;

1.3.2	the singular shall include the plural and vice versa;

1.3.3	a "person" shall include a reference to any natural person, body corporate, unincorporated association, partnership and trust;

1.3.4
any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated, re-enacted or replaced except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation upon the Sellers under this Agreement;

1.3.5
any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

1.3.6	any time or date shall be construed as a reference to the time or date prevailing in England and "months" shall be to calendar months; and

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1.3.7	a particular government or statutory authority shall include any entity which is a successor to that authority.

1.4
The headings in this Agreement are for convenience only and shall not affect its meaning. References to a "clause", "Schedule" or "paragraph" are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.5
A document expressed to be "in the approved terms" means a document, the terms of which have been approved by the parties and a copy of which has been identified as such and initialled by or on behalf of the Sellers and the Buyer (or by solicitors acting on their behalf).

1.6
A document expressed to be an "Annexure" means a document a copy of which has been identified as such and initialled by or on behalf of the Sellers and the Buyer (or by solicitors acting on their behalf).

1.7
In construing this Agreement, "including" shall mean "including, without limitation" general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words followed by the word "including" shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.8
Without prejudice to the provisions of clause 9.4 below with regard to the awareness of each Warrantor, the obligations of each Seller under this Agreement (whether as a Seller or a Warrantor or otherwise) are entered into individually by that Seller on his own behalf and are made severally and separately from any obligation entered into by any other Seller. No claim can be made against any Seller in respect of any breach of this Agreement by any other Seller other than in respect of that Seller's own breach.

1.9	References to "DKK" shall be references to Danish Krone.

1.10
References in any Warranty to any monetary sum expressed in DKK shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate on the date of this Agreement.

1.11
Where it is necessary to determine whether a monetary limit or threshold set out in paragraph 4.1 or paragraph 4.2 of Schedule 6 has been reached or exceeded (as the case may be) and the value of the relevant Warranty Claim or any of the relevant Warranty Claims is expressed in a currency other than DKK, the value of each such Warranty Claim shall be translated into DKK by reference to the Exchange Rate on the date that written notification is sent to the Warrantors from the Buyer in accordance with paragraph 2 of Schedule 6 of the existence of such Warranty Claim or, if such day is not a Business Day, on the Business Day immediately preceding such day.

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1.12
Wherever, under the terms of this Agreement, the Sellers are entitled or obliged to exercise or enforce any right or discretion, or to give any direction, consent or notice, save as otherwise expressly provided, such right or discretion may be validly exercised, and such direction, consent or notice may be validly given:

1.12.1	if it is in relation to the Warranties or a right or obligation of the Management Sellers, if it is exercised, enforced or given by the Warrantors' Representative; and

1.12.2
if it relates to any other matter under this Agreement, if it is jointly exercised, enforced or given jointly by or on behalf of the Investor Representative and the Warrantors' Representative (collectively, the "Sellers' Representatives"), and each of the Sellers acknowledges and confirms to the Warrantors' Representative and the Investor Representative that they shall not assume or be deemed to have assumed any obligation of a fiduciary or other nature with any of the Sellers as a result of so acting.

1.13
To the extent that any loss, damage or other liability of any Seller is incurred or increased as a result of any act, omission, agreement, approval, consent, deed or decision of the Sellers' Representatives or by any deed, agreement, instrument, consent or other document agreed, approved, signed, executed and/or delivered by the Sellers' Representatives, in each case acting in good faith in the proper execution and discharge of his appointment as Sellers' Representatives (as the case may be) hereunder, no Sellers' Representatives shall be responsible for, nor have any liability to any such Seller in relation to, any such loss, damage or other liability or such increased loss, damage or other liability.

2.	SALE OF SHARES

2.1
Each Seller shall sell (or procure to be sold) with full title guarantee and free from Encumbrances, the number of Shares set out opposite his name in columns (3), (4) and (6) of Schedule 2, and the Buyer shall buy the Shares on the terms and subject to the conditions of this Agreement.

2.2
The Buyer shall buy the Shares with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions declared, made or paid on the Shares on or after that date, shall belong to the Buyer.

2.3	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the sale of all the Shares is completed simultaneously.

2.4
Each Seller waives any rights or restrictions conferred on him which may exist in relation to the transfer of the Shares under the articles of association of the Company or the Existing Shareholders' Agreement.

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3.	CONSIDERATION

3.1	The consideration for the sale of the Shares shall be the aggregate of:

3.1.1	the cash sum of DKK2,286,794,521 (two billion, two hundred and eighty six million, seven hundred and ninety four thousand, five hundred and twenty one Danish Krone); and

3.1.2
an additional cash sum equal to DKK482,192 (four hundred eighty two thousand, one hundred and ninety two Danish Krone) multiplied by the number of days between the date of this Agreement and the Completion Date (commencing on the date following the date of this Agreement and ending on (but including) the day immediately preceding the Completion Date), payable by the Buyer on Completion in accordance with paragraph 1 of Part IV of Schedule 3 (the "Consideration").

3.2	The Consideration shall be apportioned between the Sellers as follows:

3.2.1	first the Preference Share Consideration shall be apportioned between the Sellers in the proportions set out in column 7 of the tables in Parts I – IV of Schedule 1; and

3.2.2
the balance of the Consideration remaining after the payment of the Preference Share Consideration pursuant to clause 3.2.1 in full ("Remaining Consideration") shall be apportioned between the Sellers in the proportions set out in column 5 of the tables in Parts I-IV of Schedule 1.

Consideration payable to the Trustee Seller

3.3
The Trustee Seller authorises and directs on Completion that all of the Consideration payable to it in its capacity as trustee of the EBT in relation to the EBT Shares (net of the Trustee Seller's pro rata share of transaction fees as notified to the Buyer by the Sellers' Representatives two Business Days prior to Completion) less an amount equal to the Trust Fee shall be paid directly by the Buyer to the Company, and the Buyer shall procure that:

3.3.1	DKK 50,000 shall be applied by the Company in full and final settlement of the Trust Loan;

3.3.2
the remainder, following any deductions required pursuant to 3.3.3 below, shall be applied by the Company (or as the Company may direct) in payment of the Trust Bonuses as soon as reasonably practicable following Completion, but in any event within 5 days of Completion, (subject to the deduction of all applicable Taxation that arises in

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connection with the payment of the Trust Bonuses as are required to be made by law); and

3.3.3
all applicable Taxation, including any employer social security contributions arising in connection with the payment of the Trust Bonuses, is (where applicable) deducted from the gross amount of the Trust Bonuses and paid to the relevant Taxation Authority by the due date.

3.4
To the extent that the amount of the Trust Bonuses, payment of the Trust Fee and repayment of the Trust Loan is less than the Consideration payable to the Trustee Seller in its capacity as trustee of the EBT in relation to the EBT Shares, the difference shall be paid to the Trustee Seller to the bank account specified by the Trustee Seller for such purpose.

No Set-Off

3.5
The Buyer shall procure that all monies payable to any Seller under or pursuant to this Agreement shall be paid in full without any deduction, set-off or counterclaim whatsoever (except such deductions as may be required by law, in which case such deduction or withholding shall not exceed the minimum amount required to be deducted or withheld under law) and the Buyer irrevocably waives any right to set-off or counterclaim against, or deduct from, any monies owed by it to any Seller.

4.	EXCHANGE
On the date of this Agreement, the Sellers and the Buyer shall each perform their respective obligations in accordance with and as set out in Part I and Part II of Schedule 3.

5.	CONDITIONS
Regulatory Conditions

5.1	Completion is conditional on the following Regulatory Conditions being satisfied on or before 15 September 2016 (the "Longstop Date"):

5.1.1	merger control filings and notifications in respect of the transactions contemplated by this Agreement in the following jurisdictions:

5.1.1.1	Germany;

5.1.1.2	Austria;

5.1.1.3	Ukraine; and

5.1.1.4	Lithuania,
(together, the "Notified Jurisdictions"), having been made to the competent Merger Control Authority in each Notified Jurisdiction and all approvals, consents or clearances

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necessary for Completion of the Transaction having been obtained from the competent Merger Control Authority in each such Notified Jurisdiction or any waiting period under Applicable Law having expired or having been terminated by the competent Merger Control Authority.
Satisfaction of Regulatory Conditions

5.2	Subject to clause 5.4, the Buyer shall use its best endeavours to satisfy or procure the satisfaction of the Regulatory Conditions as soon as possible and in any event on or before the Longstop Date.

5.3
The Buyer shall within ten Business Days of the date of signing of this Agreement: (i) submit filings necessary to satisfy the Regulatory Conditions in Austria and Germany; and (ii) submit final draft notifications to satisfy the Regulatory Conditions in Ukraine and Lithuania (in each case in substantially the same form disclosed to the Sellers' Solicitors prior to any such filing) to the relevant Merger Control Authorities, provided that any information which the Buyer has reasonably requested from the Sellers, or any Target Group Company (in accordance with clause 5.6) has been furnished prior to such date and the Sellers' Representatives (or its legal counsel) has promptly provided any comments contemplated by clause 5.5.3.

5.4	The obligation to use all best endeavours shall include the Buyer:

5.4.1
using all reasonable endeavours to obtain as promptly as practicable all authorisations, consents, orders and approvals of, and make all filings with, appropriate Merger Control Authorities that may be or become necessary for the satisfaction of the Regulatory Conditions;

5.4.2
complying at the earliest practicable date with any request for additional information or documentary material received by it or any member of the Buyers Group from any Merger Control Authority for the purpose of satisfying the Regulatory Conditions; and

5.4.3	causing the waiting periods under applicable antitrust, competition or similar Applicable Laws in any Notified Jurisdictions to terminate or expire at the earliest possible date, provided, however, that nothing in this clause 5 shall require the Buyer or any member of the Buyer Group to (i) litigate, pursue or defend any proceeding challenging any of the transactions contemplated by this Agreement as a violation of any Applicable Law beyond a second review phase ('Phase 2' equivalent), (ii) agree to any divestitures; (iii) agree to any licenses, supply agreements, hold separate or trust agreements; or (iv) agree to the imposition of any other conditions or restrictions on the Target Group's business, the Buyer or any member of the Buyer Group, any business of the Buyer or any member of the Buyer Group, or the assets or operations of the Target Group, which would, in either case (iii) or (iv), apply following Completion.

5.5	Without limiting clauses 5.2, the Buyer shall:

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5.5.1
supply, as promptly as practicable, any additional information and documentary material relating to the Buyer and the Buyer Group that may be requested by any Merger Control Authority in any of the Notified Jurisdictions;

5.5.2
promptly inform the Sellers' Representatives of any communication received from, or given by the Buyer to, any Merger Control Authority regarding any of the transactions contemplated by this Agreement and provide copies of such communications to the Sellers' Representatives, unless doing so would result in a violation of any Applicable Law or where the Buyer is not permitted to do so by the Merger Control Authority; and

5.5.3
permit the Sellers' Representatives, or its legal counsel, to review any draft communication (including filings) to be given by the Buyer to any Merger Control Authority prior to submitting those communications to the Merger Control Authority, provide reasonable time for the Sellers' Representatives to provide comments thereon and to take reasonable account of such comments.

5.6
The Sellers shall cause the Target Group to co-operate reasonably with, and to provide such reasonable assistance as may be reasonably requested by the Buyer in order to procure satisfaction of the Regulatory Conditions, including furnishing to the Buyer such information as the Buyer may reasonably require in connection with satisfying the Regulatory Conditions (including the satisfaction of the Buyer's obligations under clause 5.3), except that the Sellers may reasonably designate any competitively sensitive or confidential business material as "outside counsel only" and such materials and information contained therein to be given only to the outside legal counsel of the Buyer and not disclosed by such outside counsel to employees, officers or directors of the Buyer unless express permission is obtained in advance from the Seller's Representatives or its legal counsel.

5.7	Neither Party shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such authorisations, consents, orders or approvals.
Notification of satisfaction of Regulatory Conditions

5.8
The Buyer shall notify the Sellers' Representatives of the satisfaction of each of the Regulatory Conditions as soon as reasonably practicable after such Regulatory Conditions have been satisfied and in any event within one Business Day of such satisfaction, or as soon as reasonably practicable after it becomes aware that the relevant Regulatory Condition is incapable of being satisfied.

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Waiver

5.9
The Regulatory Conditions are each for the benefit of each of the Sellers and the Buyer and each such Regulatory Condition may only be waived by written agreement between the Seller's Representatives and the Buyer.

Failure to Satisfy Regulatory Conditions

5.10	If any Condition:

5.10.1	remains unsatisfied on the Longstop Date and has not been waived on or before that date; or

5.10.2	becomes impossible to satisfy on or before the Longstop Date and has not been waived;
either Party may at any time thereafter give notice to the other Party that they wish to terminate this Agreement, in which case the provisions of clause 11 shall apply.
Termination Events

5.11
If, between the date of this Agreement and the Completion Date, a Termination Event occurs (and, for the avoidance of doubt, the occurrence of a Termination Event shall be determined by reference to the provisions of limbs (a), (b) or (c) of the definition of "Termination Event") then the Buyer may at its option terminate this Agreement by notice in writing to the Sellers' Representatives and the provisions of clause 11 shall apply.

5.12
On the date which would otherwise be two Business Days prior to completion, the Sellers' Representatives shall notify the Buyer (in writing) whether or not it is aware that any Termination Event has occurred since the date hereof and/or is continuing.

6.	CONDUCT OF BUSINESS BEFORE COMPLETION
Normal course

6.1
From the date of this Agreement until Completion or termination of this Agreement each of the Management Sellers and each of the Investor Sellers (other than PE1A LP) shall, so far as it is reasonably able by exercising its rights as a Shareholder, director and/or employee of the Target Group (as applicable), procure that each Target Group Company continues to carry on its business in the normal course and in substantially the same manner as its business has been carried on in the 12 month period before the date of this Agreement.

Access and reporting

6.2
Subject to clause 6.3, each of the Management Sellers and each of the Investor Sellers (other than PE1A LP) shall, so far as it is able by exercising its rights as a Shareholder, director and/or employee of the Target Group (as applicable), procure that:

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6.2.1	upon the Buyer giving reasonable notice to the Seller's Representatives the Buyer and such of its officers and employees as are necessary to perform the relevant activities are given access to:

6.2.1.1	such offsite meetings during normal business hours with the Specified Managers as are reasonably required by the Buyer for the purposes of:

(i)
integration planning and facilitating transition in the ownership of the Target Group from the Sellers to the Buyer (including, without limitation, planning with respect to US GAAP consolidation accounting and related reporting);

(ii)	preparing a business plan for the Target Group to be implemented following Completion;

(iii)
assisting the Buyer in preparing the Target Group to procure, to the extent practicable, full compliance by the Target Group with any compliance and/or reporting requirements which the Buyer is required to comply with under Applicable Law (including all anti-bribery, anti-money laundering, compliance, counterparty acceptance and integrity or similar legislation applicable in any jurisdiction binding upon or applicable the Target Group) (this clause 6.2.1.1 (iii) being the "Compliance Integration");

6.2.1.2	such documents and information of the Target Group as are reasonably required by the Buyer for the purposes of the Compliance Integration; and

6.2.1.3
monthly management accounts of the Target Group (in the form in which they are provided to the shareholders of the Company) as soon as reasonably practicable after the relevant set of monthly management accounts have been reviewed and approved by the board of directors of the Company, and

6.2.2
the Sellers' Representatives notify to the Buyer (in writing and promptly upon it becoming aware of the same) of any fact, matter or circumstance which constitutes or could reasonably be expected to constitute:

6.2.2.1	a breach of the undertakings contained in clause 6.1, clause 6.4 or Schedule 4 (Gap controls);

6.2.2.2	a breach of the covenant contained in Clause 8.1 (Leakage); and

6.2.2.3	a material breach any of the Warranties given in clause 9 and set out in Schedule 5, and

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and upon becoming aware of any such fact, matter or circumstance (whether pursuant to any notification received from the Sellers' Representative or otherwise), the Buyer and such of its officers and employees as are necessary to perform the relevant activities, shall be permitted to make reasonable enquiries of the Sellers' Representative to establish the nature of any such breach, and the Sellers' shall procure that such enquiries shall be answered as promptly as practicable and with all information reasonably available to the Sellers.

6.3	The Buyer acknowledges and agrees that the Sellers shall not be required to procure access in accordance with clause 6.2 where:

6.3.1	such access would be restricted by Applicable Law or binding confidentiality requirements;

6.3.2	such access would, in the reasonable opinion of the Investor Sellers, materially disrupt the day to day business of the Target Group; or

6.3.3	the Investor Sellers reasonably believe that any request for access is made by or on behalf of the Buyer wholly or partly for a purpose other than those set out at clauses 6.2

6.4	Without prejudice to the generality of clause 6.1, with effect from the date hereof until Completion or termination of this Agreement, Schedule 4 shall apply.

7.	COMPLETION

7.1	Completion shall take place at the offices of the Sellers' Solicitors on the date which is five Business Days following satisfaction or waiver of the Conditions.

7.2
On Completion the Sellers and the Buyer shall each perform their respective obligations in relation to the sale and purchase of the Shares, the payment of the Trust Bonuses and the repayment of the Bank Indebtedness in accordance with and as set out in Part III and Part IV of Schedule 3.

Default at Completion

7.3
If Completion does not occur on the Completion Date because either the Buyer or any of the Sellers (in each case, the "breaching party", with the other Party being the "non-breaching party") fails to comply with its respective obligations on Completion, the non-breaching party may by written notice to the breaching party:

7.3.1
defer Completion to a date selected by the non-breaching party being not more than 20 Business Days after the Completion Date which may be later than the Longstop Date (in which case this clause 7.3 shall apply to Completion as so deferred); or

7.3.2	proceed to Completion as far as practicable and in any case without prejudice to its rights under this Agreement; or

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7.3.3
if such non-compliance is reasonably considered to be material and has not, if capable of remedy, been remedied within 10 Business Days, give notice to the breaching party that it wishes to terminate this Agreement.

7.4	If the non-breaching party terminates this Agreement pursuant to clause 7.3.3:

7.4.1	each Party's further rights and obligations shall cease immediately on termination, save for any rights or obligations which have accrued or become due prior to the date of termination; and

7.4.2	the provisions of clause 11 shall apply.
Notification of Bank Indebtedness

7.5
No later than two Business Days before any Completion Date, the Sellers' Representatives shall notify the Buyer of its calculation (in DKK) of each of (i) the outstanding Bank Indebtedness, and (ii) notification of the Consideration calculated in accordance with clause 3.1.

Italian Fire Certificate

7.6
The Management Sellers will use all reasonable endeavours to ensure that Cimbria S.R.L will obtain a fire prevention certificate from the Bologna Fire Brigade for its activities in its plant in Imola as soon as practicable after the date hereof (it being acknowledged by the Buyer that such certificate may not be obtained until after Completion).

8.	LEAKAGE

8.1
Each of the Sellers severally covenants (in respect of itself and its Related Persons only) to the Buyer that in the period from the Locked Box Date up to and including the Completion Date neither it nor any of its Related Persons have received and/or benefited from any amount of Leakage.

8.2
In the event of a breach of clause 8.1 (but subject always to clauses 8.3 and 8.4), the relevant Seller severally covenants to pay to the Buyer an amount in cash equal to the amount or value of such Leakage received by it or by any of its Related Persons or in respect of which it or any of its Related Persons have benefitted (a "Locked Box Claim").

8.3
Save in the case of fraud, no Seller shall be liable for any claim under this clause 8 unless written notice has been given to the relevant Seller and the Sellers' Representatives on or before the date which is six months following the Completion Date. A claim under this clause 8 shall be the sole remedy available to the Buyer arising from a breach of clause 8.1.

8.4
Save in the case of fraud, the liability of each Seller under this clause 8 shall not in any circumstances exceed the amount of Leakage actually received by such Seller or by any of its Related Persons or in respect of which that Seller or any of its Related Persons has benefitted plus any reasonable costs of recovery incurred by the Buyer (including reasonable legal fees).

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8.5
Any payment by any Seller pursuant to clause 8.1 shall, to the greatest extent permitted by law, by treated by that Seller and the Buyer as a reduction of the amount of Consideration paid to that Seller.

9.	WARRANTIES
Warrantors Warranties

9.1	The Warrantors, upon the execution of this Agreement, severally warrant to the Buyer in the terms of the Warranties.

9.2
Each Warranty is given subject to the Disclosed Matters and to the limitations in Schedule 6 provided that none of the provisions in Schedule 6 shall apply if any Warrantor fraudulently makes or fraudulently omits to make a disclosure in the Disclosure Letter in such a way as to render any Warranty (when read with the Disclosure Letter) inaccurate, misleading or deceptive. For this purpose and for all purposes under this Agreement, the expression "Disclosed" means fairly disclosed with sufficient detail (including, where a value is attributed to a disclosure contained in the Disclosure Letter, the Warrantors' reasonable estimate of such value as at the date of the Disclosure Letter based on the information actually known to the Warrantors as at such date) to enable the Buyer to make a reasonably informed assessment at the date of such disclosure of the nature and scope of the matter concerned.

9.3	The Warranties shall continue in full force and effect notwithstanding Completion.

9.4
Where any statement is expressly qualified in the Warranties by the expression "to the best of the knowledge, information and belief of the Warrantors" or "so far as the Warrantors are aware" or any similar expression, each Warrantor shall be deemed only to have knowledge of anything of which he is actually aware, having also actually made reasonable enquiry of each other Warrantor (and any other constructive or implied knowledge of any Warrantor shall be expressly excluded from such statement or expression).

9.5
In applying any Warranty to any Target Group Company, any reference to any legal term for an action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing which refers to or relates to a specific jurisdiction shall be deemed to include or refer to what most nearly approximates to that legal term in the relevant jurisdiction and any reference to any statute, regulation, order or other statutory provision of a specific jurisdiction shall be deemed to include what most nearly approximates to that statute, regulation, order or other statutory provision in the relevant jurisdiction.

Sellers' Warranties

9.6
Save as otherwise expressly provided for in this Agreement (and without prejudice to the foregoing generality, the limitations on Warranty Claims set out in Schedule 6), the total aggregate liability of each Seller for all claims under this Agreement shall be limited to the amount of Consideration actually received by such Seller.

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9.7	Each Seller severally warrants (in respect of itself only) to the Buyer that upon the execution of this Agreement and immediately prior to Completion, that:

9.7.1	the number of Shares set opposite its respective name in columns (3), (4) and (6) of Schedule 1 are legally and beneficially owned by such Seller free from all Encumbrances and are fully paid; and

9.7.2
no order has been made, petition presented or meeting convened for the bankruptcy or winding up (as appropriate) of him or it, nor any other action taken in relation to the appointment of a trustee in bankruptcy or an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction and no events have occurred which, under Applicable Law, would justify any such proceedings.

9.8	Each Investor Seller (other than PE1ALP) severally warrants to the Buyer that upon the execution of this Agreement and immediately prior to Completion, that:

9.8.1	all shares in XBA Finco ApS as detailed in Schedule 1 Part II are legally and beneficially owned by the Company free from all Encumbrances and are fully paid;

9.8.2	all shares in XBA Midco ApS as detailed in Schedule 1 Part II are legally and beneficially owned by XBA Finco ApS free from all Encumbrances and are fully paid;

9.8.3	all shares in XBA BidCo ApS as detailed in Schedule 1 Part II are legally and beneficially owned by XBA Midco ApS free from all Encumbrances and are fully paid; and

9.8.4	all shares in A/S Cimbria as detailed in Schedule 1 Part II are legally and beneficially owned by XBA BidCo ApS free from all Encumbrances and are fully paid, save in each case in respect of any Encumbrance in place at the date of this Agreement pursuant to the Bank Indebtedness.

9.9
Each Seller severally warrants (in respect of itself only) to the Buyer, upon the execution of this Agreement, that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under the Transaction Documents, that the obligations expressed to be assumed by it hereunder are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement and each Transaction Document will not:

9.9.1	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound; or

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9.9.2	result in a breach of any law or order, judgment or decree of any court or Governmental Authority to which it is a party or by which it is bound.

9.10	Each Seller severally warrants (in respect of itself only) to the Buyer that upon Completion and due compliance by the parties with their respective obligations under this Agreement, that:

9.10.1	all sums due to a Target Group Company from that Seller (and that Seller's Related Persons) have been repaid in full; and

9.10.2	he or it (and his or its Related Persons) does not have any claims or rights or causes of action against a Target Group Company other than in respect of:

(a)	any Permitted Payments; or

(b)
in relation to any Seller or any of their Related Persons who is an employee or officer of any Target Group Company, in respect of accrued but unpaid salary or bonus entitlement, paid holiday entitlement (if any), expenses reasonably incurred in the performance of his duties and any other benefits under his contract of employment or to which he is otherwise entitled, in each case to the extent such contract and arrangements are Disclosed, and to the extent that any Target Group Company has any obligation to pay or confer a benefit on any Seller (and/or any of its Related Persons) other than in respect of any matter set out in clauses 9.10.1 and 9.10.2, such Seller, (on behalf of himself and his Related Persons), hereby unconditionally (with effect from Completion) waives and releases (or, as the case may be, procures the waiver and release of), the relevant Target Group Company from any such obligation.
Buyer's Warranties

9.11
The Buyer warrants to the Sellers upon the execution of this Agreement that, apart from the Disclosed Matters, neither it nor any other member of the Buyer Group (excluding the Target Group Companies) is actually aware of any fact, matter, event or circumstance which it is actually aware would constitute a breach of Warranty as at the date of this Agreement. For this purpose, the Buyer and the relevant members of the Buyer's Group shall be deemed only to have knowledge of anything of which one or more of Roger Batkin and David Williams is actually aware (and any constructive or implied knowledge shall be excluded).

9.12
The Buyer warrants to the Sellers upon the execution of this Agreement and immediately prior to Completion that it is a corporation validly existing under the laws of the Netherlands and that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under the Transaction Documents, that the obligations expressed to be assumed by it

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hereunder are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement and each such other agreement and arrangement will not:

9.12.1	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound; or

9.12.2	result in a breach of any law or order, judgment or decree of any court, on Governmental Authority to which it is a party or by which it is bound.

9.13	The Buyer warrants to the Sellers upon execution of this Agreement that:

9.13.1	it is duly established and validly existing under the laws of its jurisdiction of establishment and has been in continuous existence since its establishment;

9.13.2
it is not insolvent or unable to pay its debts within the meaning of section 123(1) or (2) of the Insolvency Act 1986 of England and Wales or pursuant to the statute in force in the Netherlands which most nearly approximates to the same;

9.13.3
no order has been served on it and no resolution has been passed for the winding-up or dissolution of it; it is not in administration and no steps have been taken to place it in administration (including the filing of any notice of intention to appoint an administrator over it); it is not subject to a company voluntary arrangement and no such arrangement has been proposed nor is it subject to a scheme of arrangement and no such scheme has been proposed; no receiver (whether statutory or contractual) has been appointed to it or any of its assets; it is not in administrative receivership and has not suspended payments on any of its debts, nor entered into any compromises with any or all of its creditors.

Warrantors' Representative

9.14
Each Warrantor hereby irrevocably and unconditionally appoints the Warrantors' Representative to act as his agent (and to the complete exclusion of any rights which the Warrantors may have in such regard) with full authority to:

9.14.1	take all actions in exercise of that Warrantor's rights, and take (on that Warrantor's behalf) all actions contemplated in Schedule 6;

9.14.2	agree any matter referred to or contemplated in Schedule 6 and any matter which is connected with, in anticipation of or related, consequential or ancillary to any such matter; and

9.14.3
do or omit anything, incur any costs, give any consent or approval and agree the form and content of, and approve, sign, execute and/or deliver, any deed, agreement, instrument, consent or other document pursuant to, contemplated by or in relation to Schedule 6,

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in each case, as the Warrantors' Representative, acting in good faith, considers necessary or desirable. Each Warrantor hereby irrevocably and unconditionally agrees to be bound by each act, omission, agreement, approval, consent, deed and decision of the Warrantors' Representative and by each deed, agreement, instrument, consent or other document agreed, approved, signed, executed and/or delivered by the Warrantors' Representative.

9.15
Insofar as any loss, damage or other liability of any Warrantor is incurred or increased as a result of any act, omission, agreement, approval, consent, deed or decision of the Warrantors' Representative or by any deed, agreement, instrument, consent or other document agreed, approved, signed, executed and/or delivered by the Warrantors' Representative, in each case acting in good faith in the proper execution and discharge of his appointment as Warrantors' Representative hereunder, the Warrantors' Representative shall not be responsible for, nor have any liability to any such Warrantor in relation to, any such loss, damage or other liability or such increased loss, damage or other liability.

9.16
Each Warrantor irrevocably agrees that, all rights, acts, omissions, agreements, approvals, consents, deeds and decisions of the Warrantors and/or the Warrantors' Representative under, or contemplated by, Schedule 6 and all deeds, agreements, instruments, consents and other documents agreed, approved, signed, executed and/or delivered by the Warrantors and/or by the Warrantors' Representative under Schedule 6 or contemplated by Schedule 6 as being so agreed, approved, signed, executed and/or delivered may, for all purposes of this Agreement, be regarded as having been validly exercised, done, omitted, agreed, approved of, consented to, decided, signed, executed or delivered if exercised, done, omitted, agreed, approved of, consented to, decided, signed, executed or delivered by the Warrantors' Representative.

9.17	Each Warrantor irrevocably agrees that:

9.17.1
any notice or other communication to be given to it is deemed to have been properly given if it is given to the Warrantors' Representative in accordance with clause 19 (whether or not such notice is forwarded to or received by such Warrantor); and

9.17.2	failure by the Warrantors' Representative to notify it of the process will not invalidate the legal action or proceedings concerned.

9.18	Each of the Warrantors irrevocably:

9.18.1	undertakes to the Buyer that the Warrantors' Representative has and shall retain the authority to bind it in relation to each matter referred to in clause 9.16 (each a "Relevant Matter");

9.18.2	agrees that the Buyer shall be entitled to rely on any notice or communication in writing provided by the Warrantors' Representative in relation to any Relevant Matter as binding on it;

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9.18.3
agrees that any notice or communication in writing by the Warrantors' Representative to the Buyer in relation to any Relevant Matter shall be deemed (unless the context requires otherwise) to be provided by the Warrantors' Representative as agent for all of the Warrantors; and

9.18.4
agrees that any irrecoverable costs and expenses incurred by the Warrantors' Representative in defending any claims under the Warranties will be borne in the proportions set out in column (3) of the table at paragraph 3.2 of Schedule 6.

9.19
The Buyer agrees that all acts, omissions, agreements, approvals, consents, deeds and decisions of the Warrantors' Representative under, or contemplated by, Schedule 6 and all deeds, agreements, instruments, consents and other documents jointly agreed, approved, signed, executed and/or delivered by the Warrantors' Representative thereunder or contemplated thereby shall be as valid and effective for all purposes of this Agreement as if the same had been effected by each of the Warrantors, provided always that nothing in this clause shall affect any claim which the Buyer might have against any party to this Agreement or a Warrantors' Representative for breach of this Agreement or otherwise.

9.20
The first Warrantors' Representative shall be Søren Overgaard who hereby confirms that he is willing to act as the Warrantors' Representative. In the event that the Warrantors' Representative at the relevant time dies or becomes mentally or physically incapacitated or is otherwise unable or unwilling to act as a Warrantors' Representative, the relevant replacement Warrantors' Representative shall thereupon be such person as a Majority of the Warrantors may appoint or, if they fail to appoint such a replacement Warrantors' Representative, such person as appointed by the Investor Representative at the request of the Buyer (provided that such person is a Warrantor). In this clause, "Majority of the Warrantors" means a majority in number of the Warrantors who are still alive and mentally capable at the time of such appointment and holding a majority in number of the total Shares held by those Warrantors who are still alive and mentally capable at such time.

10.	PROTECTION OF GOODWILL

10.1
Each Covenantor severally undertakes to the Buyer that he will not (other than in accordance with the usual and ordinary course of his directorship of and/or his continuing employment by the Company or any other member of the Buyer Group) directly or indirectly:

10.1.1
within the Restricted Territories, at any time during the Restricted Period, engage in, consult to or be otherwise involved with any business which is carried on in competition with any part of the Business;

10.1.2	at any time during the Restricted Period solicit or endeavour to solicit the custom of, or deal or endeavour to deal with, any person who is at the

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Completion Date or, at any time during the period of twelve months prior to the Completion Date, was a customer of any Target Group Company;

10.1.3
at any time during the Restricted Period interfere or endeavour to interfere with the continuance of supplies to any Target Group Company (or the terms relating to those supplies) by any person who is at the Completion Date or, at any time during the period of twelve months prior to the Completion Date, was a supplier to any Target Group Company; or

10.1.4
at any time during the Restricted Period solicit or entice away, or endeavour to solicit or entice away, from the Company or any other Target Group Company any Senior Manager whether or not such person would commit a breach of his employment contract by reason of leaving service.

10.2	Nothing contained in clause 10.1 shall prevent any Covenantor from:

10.2.1
being the holder or beneficial owner by way of a bona fide personal investment, of any class of securities in any company if such class of securities is listed, or dealt in, on a recognised investment exchange (within the meaning of Part XVIII of the Financial Services and Markets Act 2000) provided that he neither holds nor is beneficially interested in more than a total of 5 per cent of any single class of the securities in that company; or

10.2.2
placing or procuring the placing of any recruitment advertisement for employees and communicating with or recruiting, employing or otherwise contracting with any person who responds to such an advertisement.

10.3
Each of the undertakings contained in clause 10.1 is a separate undertaking by each Covenantor and shall be enforceable by the Buyer (on its own behalf and on behalf of each Buyer Group Company) separately and independently of its right to enforce any one or more of the other covenants contained in clause 10.1. Each Covenantor agrees (having taken independent legal advice) that the undertakings contained in clause 10.1 are reasonable and necessary for the protection of the legitimate interests of the Buyer and the Company and any other Target Group Company and that these restrictions do not work harshly on him. It is nevertheless agreed that, if any such undertaking is found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions as may be necessary to make it valid and enforceable. The parties further agree that, without prejudice to any other remedy which may be available to the Buyer, the Buyer shall be entitled to seek injunctive or other equitable relief in relation to any breach or prospective breach of the undertakings in clause 10.1, it being acknowledged that an award of damages may not be an adequate remedy for such a breach.

10.4	For the purposes of clause 10.1:

10.4.1	"directly or indirectly" shall (without limiting the expression) mean any Covenanter acting either alone or jointly with or on behalf of any other

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person whether as principal, partner, manager, employee, contractor, director, consultant, investor (subject to clause 10.2) or otherwise;

10.4.2	"Restricted Period" shall mean twelve months from the Completion Date; and

10.4.3
"Restricted Territories" shall mean Denmark, Austria, the Czech Republic and Italy and such other geographical area as the relevant Covenantor carries on the Business for the Company or any other Target Group Company as at the Completion Date.

11.	TERMINATION
Termination Provisions

11.1	Subject to clause 11.2, this Agreement shall automatically terminate with immediate effect and each Party's rights and obligations shall cease to have force and effect:

11.1.1	if either Party gives valid notice to the other Party pursuant to clause 5.10;

11.1.2	if either Party gives valid notice to the other Party pursuant to clause 7.3.3;

11.1.3	if the Buyer gives valid notice to the Sellers' Representatives pursuant to clause 5.11.
Effect of termination

11.2	The termination of this Agreement shall not affect:

11.2.1	any rights or obligations which have accrued or become due prior to the date of termination; and

11.2.2	the continued existence and validity of the rights and obligations of the Parties under this clause 11 and clauses 12, 13, 14,, 16, 17, 18 and 19.

12.	CONFIDENTIALITY

12.1
Subject to clauses 12.2, 12.3, 12.4 and 12.5, and save in respect of the proper discharge of his duties or obligations to which he might be subject as an employee, director or consultant to any Target Group Company after the date of this Agreement, each Seller severally undertakes to the Buyer in all respects to keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or use for his own or any other person's benefit or to the detriment of any Target Group Company any Confidential Information, provided that any Seller shall be entitled to disclose to its officers, employees, partners, members, agents or advisers such information as may be necessary to enable them to carry out their duties on the basis that the recipient(s) keeps the Confidential Information confidential.

12.2	Subject to clauses 12.3 and 12.4, each party (save in the case of clauses 12.2.3 and 12.2.4, which shall apply only as set out in such clauses) undertakes to the others to keep

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confidential in all respects and not disclose in any way to anyone whomsoever or use for its own or any other person's benefit or to the detriment of the Buyer or any of the Sellers (as the case may be) all information received or obtained as a result of entering into or performing this Agreement which relates to:

12.2.1	the provisions, or subject matter, of this Agreement or any other Transaction Document;

12.2.2	the negotiations relating to this Agreement and the other Transaction Documents;

12.2.3	in the case of the Buyer only, the Sellers (other than in relation to the Business), and the businesses carried on by, and the affairs of, the Sellers or any of their connected persons; and

12.2.4	in the case of the Sellers only, the Buyer Group and the businesses carried on by, and the affairs of, the Buyer Group.

12.3	Any party may disclose Confidential Information or other information which is otherwise to be treated as confidential under this clause 12 if and to the extent:

12.3.1	that the information becomes generally known (other than through a breach by any party of this clause 12) including any information contained in any announcement made pursuant to clause 13;

12.3.2	required by law or by any competent judicial or regulatory authority or by any recognised investment exchange;

12.3.3
the disclosure is required for the purposes of any judicial proceedings arising out of a breach of this Agreement or any other Transaction Document or the disclosure is made to any Taxation Authority in connection with the tax affairs of the disclosing party;

12.3.4	the disclosure is made to professional advisers of any party on terms that such professional advisers undertake to comply with the provisions of clause 12 in respect of such information; or

12.3.5	that the other party or parties have given their prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

12.4
Notwithstanding clauses 12 and 13, each Investor Seller shall be permitted to disclose information regarding any of the matters provided for or referred to in this Agreement other than information referred to in clause 12.2.4 to: (i) its Affiliates (including the Investor Representative) and each of their respective employees; and (ii) investors or potential investors in Funds which any Investor Seller, its Affiliates or the Investor Representative manage or advise, on the basis that the recipient keeps the information confidential.

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12.5	Notwithstanding clauses 12 and 13, the Buyer shall be permitted to provide information otherwise required to be kept confidential under this Agreement:

12.5.1	to a proposed purchaser of, or investor in, the Buyer's Group or any part of it (or their advisers, agents and representatives) on the basis that the recipient keeps the information confidential;

12.5.2
in a prospectus, listing particulars, admission document or other similar document in connection with the application for admission to trading or to list (or equivalent) of any securities in any member of the Buyer's Group on any recognised stock exchange; and

12.5.3
to any provider of finance or potential provider of finance to any member of the Buyer's Group (or to their advisers, agents and representatives) or to a security trustee or agent acting on behalf of one or several banks or other financial institutions which have entered into, or may enter into, any financing, hedging or loan agreements with any members of the Buyer's Group, in each case on the basis that the recipient agrees to keep such information confidential.

13.	ANNOUNCEMENTS

13.1
Subject to clauses 12.3, 12.4, 12.5 and 13.2, no party shall without the consent of the Buyer and the Sellers' Representatives (in each case not to be unreasonably withheld) issue any press release or publish any circular to shareholders or any other document or make any public statement or otherwise make any disclosure to any person who is not a party to this Agreement relating to any of the matters provided for or referred to in this Agreement, any Transaction Document or any ancillary matter. This clause shall not prohibit any announcement or disclosure required by law or by any competent judicial or regulatory authority or Taxation Authority or by any stock exchange or recognised investment exchange (in which case the parties shall co-operate, in good faith, in order to agree the content of any such announcement so far as practicable prior to it being made).

13.2	Nothing in clause 12.2 or 13.1 shall:

13.2.1
restrict the Buyer or any Target Group Company from informing customers or suppliers of the fact of (but not any term of or any other detail relating to) the acquisition of the Target Group by the Buyer, after Completion; or

13.2.2	prohibit the release, by any of the parties, of the Agreed Announcements following the execution hereof.

14.	COSTS
Save for Permitted Payments or as otherwise expressly provided in this Agreement or agreed between the parties, each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and completion or termination of this

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Agreement and the other Transaction Documents. In particular, stamp duty and any other transfer taxes payable in respect of the transfer of the Shares pursuant to this Agreement (including any interest or penalties thereon) shall be payable by the Buyer within the period prescribed by law.

15.	POST-COMPLETION ARRANGEMENTS

15.1
As soon as reasonably practicable following Completion, the Buyer shall procure that a D&O run-off insurance policy (the "Run-off Policy") is placed by the Target Group providing a minimum of six years coverage from the Completion Date in relation to the Outgoing Directors in amounts which are not less than, and otherwise on terms which are no less favourable to the D&O insurance cover maintained by the Target Group immediately before Completion. The Buyer shall provide the Outgoing Directors with a copy of the insurance terms and conditions and proof of the premium payment. The Buyer undertakes that it shall not take or omit to take (and shall procure that each Buyer Group Company shall not take or omit to take) any action which has the effect of invalidating such insurance policy provided that the Buyer can replace the Run Off Policy with an alternative D&O run off insurance policy on substantially the same terms.

15.2
The Buyer shall (and shall ensure that each Target Group Company shall), from and after Completion and to the fullest extent permitted in accordance with Applicable Law, waive, release, and discharge the Outgoing Directors from any and all claims (other than claims for fraud or criminal conduct), demands, proceedings, causes of action, orders, obligations and liabilities arising out of their capacity as a director of any Target Group Company and, solely in such capacity, any cause or event occurring on or before Completion (each a "Pre-Closing Event") which each Target Group Company has or may at any time have had against any Outgoing Director. The Buyer shall ensure that each Target Group Company shall not, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced, any proceedings of any kind relating to any Pre-Closing Event against any Outgoing Director.

15.3
The provisions of clauses 15.1 and 15.2 are in addition to, and not in substitution for, any other rights to indemnification or contribution that the Outgoing Directors may have at law, by contract or otherwise.

15.4
The Sellers shall not (if a claim is made against any of them in connection with the sale of the Shares to the Buyer) make any claim against any Target Group Company or against any director, employee, agent or officer of any Target Group Company on whom any of the Sellers may have relied before agreeing to any term of the Transaction Documents or authorising any statement in the Disclosure Letter. The Sellers acknowledge that they have no rights to make any such claim. This shall not prevent any Seller from claiming against any other Seller under any right of contribution or indemnity to which he may be entitled. The rights of each Target Group Company and any director, employee, agent or officer of any Group Company under this Clause are subject to the provisions of clause 18.16.

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15.5
The Sellers shall procure that as soon as reasonably practicable after the Completion Date and in any event within 30 days after the Completion Date any of their Affiliates or Related Persons whose name includes the word “Cimbria” change their name to a name which does not include the word “Cimbria” or any other words which, in the reasonable opinion of the Buyer, are confusingly similar.

15.6	Subject to clause 15.7, the Sellers shall procure that, as soon as reasonably practicable after the Completion Date and in any event within 30 days after the Completion Date:

15.6.1
other than in respect of any Management Seller, it and each of their Affiliates or Related Persons ceases to use or display (including on any of their properties and assets) any trade or service name or mark, business name, logo, design, symbol, get-up, trade dress or domain name that consists of or includes the words “Cimbria" or any other words which, in the reasonable opinion of the Buyer, are confusingly similar (together, the “Target Company IPR”); and

15.6.2
any goods, stock, products, product literature, product labels, packaging, signage, stationery or other marketing, promotional, advertising or public relations materials bearing any Target Company IPR and held by the Sellers other than the Management Sellers (if any) are, at the Buyer’s option, either delivered to the Buyer or destroyed, and the each of the Sellers shall certify in writing to the Buyer that they has done so.

15.7
Clause 15.6 shall not apply to any corporate records retained by any of the Sellers or any of their Affiliates or Related Persons which bear any Target Company IPR or any other assets or documents which are in the possession of the Sellers or any of their Affiliates or Related Persons for record keeping or other non-trading purposes.

16.	APPLICABLE LAW AND JURISDICTION

16.1
This Agreement and the rights and obligations of the parties including all non-contractual obligations arising under or in connection with this Agreement shall be governed by and construed in accordance with the laws of England and Wales.

16.2
The parties irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement and/or any non-contractual obligation arising in connection with this Agreement, provided that nothing contained in this clause shall be taken to have limited the right of the Seller to proceed in the courts of any other competent jurisdiction.

17.	TRUSTEE SELLER

17.1	The Trustee Seller is entering into this Agreement as trustee of the EBT.

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17.2
Notwithstanding any other provision of this Agreement, the aggregate liability of the Trustee Seller for all claims under this Agreement shall be limited to the lower of (i) the Consideration payable to it in respect of the EBT Shares, less the amount of the Trust Loan; and (ii) the value of the aggregate capital assets of the EBT at the time when payment is due to be made by the Trustee Seller in respect of such claim.

18.	GENERAL
Entire agreement

18.1
This Agreement (together with the other Transaction Documents) contains the entire and only agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such other document.

18.2	Each of the parties acknowledges and agrees that:

18.2.1
it is not entering into this Agreement on the basis of, and is not relying and has not relied on, any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly repeated or referred to in this Agreement or the Disclosure Letter and the only remedy or remedies available to the Buyer in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

18.2.2
this clause 18.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement (including, for the avoidance of doubt, the Warranties) which was induced by fraud for which the remedies shall be all those available under the law governing this Agreement regardless of the other terms of this Agreement.

18.3
The Buyer acknowledges and agrees that the express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law or otherwise all of which are hereby excluded to the fullest extent permitted by law.

18.4	This Agreement shall not be construed as creating any partnership or agency relationship between any of the parties.
Variations and waivers

18.5	No variation of this Agreement shall be effective unless made in writing signed by or on behalf of all the parties and expressed to be such a variation.

18.6	No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party.

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No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.
Assignment

18.7
Subject to clauses 18.8, 18.9 and 18.10 no party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement (or other Transaction Document) without the prior written consent of the Buyer (in the case of an assignment by any of the Sellers) or the Sellers' Representatives (in the case of an assignment by the Buyer).

18.8
All or any of the Buyer's rights under this Agreement (including, without limitation, in respect of the Warranties) may be assigned by the Buyer to any other member of the Buyer Group (or by any such member to or in favour of any other member of the Buyer Group) provided that:

18.8.1	prior to such assignee leaving the Buyer Group, such rights are assigned or transferred to, or made the subject of a trust in favour of, another member of the Buyer Group; and

18.8.2	in the event that such assignment occurs, the liability of the Sellers or Warrantors under this Agreement shall be no greater than it would have been had such assignment not occurred.

18.9
The Buyer may upon written notice to the Sellers' Representatives (a "Substitution Notice") transfer its rights and obligations pursuant to this Agreement (in whole or in part) to, and it may be enforced by, any member or members of the Buyer's Group (a "Substitute Buyer"). The Substitution Notice shall include: (a) the name and jurisdiction of the Substitute Buyer, and (b) an acknowledgement by the Substitute Buyer in accordance with the following sentence: the Substitute Buyer shall be deemed a “Buyer" for purposes of this Agreement in connection with the acquisition of the Shares (and any reference to “Buyer” in this Agreement shall be deemed to include reference to the Substitute Buyer) and such Substitute Buyer shall be assigned the rights and shall assume the obligations under this Agreement necessary in connection with such substitution provided that, following such substitution:

18.9.1	AGCO International Holdings B.V. shall be jointly and severally liable with the Substitute Buyer to the Sellers for all such rights and obligations so assigned or assumed by such Substitute Buyer;

18.9.2
AGCO International Holdings B.V shall cause the Substitute Buyer to appoint AGCO International Holdings B.V as its agent in connection with the exercise of its rights and remedies under this Agreement;

18.9.3	no such substitution shall relieve AGCO International Holdings B.V of its obligations under this Agreement;

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18.9.4
if the Substitute Buyer ceases to be a member of the Buyer's Group, this Agreement and the rights under it shall automatically transfer back to AGCO International Holdings B.V immediately prior to such cessation; and

18.9.5	the liability of the Sellers are not increased in any way.

18.10
This Agreement and the benefits arising under it may be assigned or charged in whole or in part by the Buyer to its financial lenders or banks or any member of their groups (including Funds) or any security agent or trustee acting on their behalf as security for any financing or refinancing in respect of any transaction contemplated by this Agreement (including any additional facilities and hedging made available in connection with such financing or refinancing) and such benefit as may further be assigned to any other financial institution by way of security for the borrowings of the Buyer resulting from any refinancing of the borrowings made under such financing or refinancing or to any person entitled to enforce such security or to any transferee under a valid enforcement of such security provided that any such assignment permitted pursuant to this clause 18.9 shall not increase the liability of any of the Sellers or Warrantors beyond that which the relevant party would otherwise have had pursuant to this Agreement.

18.11	As soon as practicable after any assignment in accordance with clause 18.8, 18.9 or 18.10, the Buyer will give written notice of the assignment to the Sellers' Representatives.
Effect of Completion

18.12	The provisions of this Agreement, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.
Counterparts

18.13	This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.
Further Assurance

18.14
Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement including (in the case of the Sellers) vesting in the Buyer the legal and beneficial title to the Shares free from any Encumbrance.

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Other remedies

18.15
The Buyer acknowledges and irrevocably agrees that, save in respect of its right to terminate this Agreement in accordance with clause 11, it will not be entitled to rescind, terminate or repudiate this Agreement for any reason.

Third party rights

18.16
Subject to clause 18.18, any Target Group Company and/or any of their respective officers, employees, agents or advisers (to the extent such clauses benefit those third parties) may enforce the terms of clauses 10 and 15.4 pursuant to the Contracts (Rights of Third Parties) Act 1999.

18.17
Except as provided in clauses 10 and 18.16, the parties do not intend this Agreement or any part of it to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement, but this shall not affect any other right or remedy of a third party that is available or exists apart from that Act.

18.18
Notwithstanding clause 18.16, the parties may agree to vary or terminate this Agreement (or release or compromise any liability under this Agreement) in accordance with clause 18.5 without the consent of the persons mentioned in clause 18.16.

Several Liability

18.19
Except where this Agreement provides otherwise, obligations, covenants, warranties, representations and undertakings expressed to be assumed or given by two or more persons shall in each case be construed as if expressed to be given severally and not jointly or jointly and severally.

Successors

18.20	This Agreement shall be binding on the Buyer's assigns and successors in title.
Records

18.21
The Buyer undertakes to the Sellers that it shall, and shall procure that each member of the Buyer's Group shall, provided that the following provisions comply with any record keeping policies of the Buyer Group in place from time to time:

18.21.1
preserve for a period of at least seven years from Completion all books, records and documents of or relating to the Taxation of each Target Group Company as at Completion ("Historic Tax Records"); and

18.21.2
subject to the relevant Sellers reimbursing the Buyer its reasonable costs and expenses in providing such information and assistance permit and allow, upon reasonable notice and during normal business hours, any Seller (or the employees, agents and professional advisers of any Seller or, in the case of a Seller which is a partnership, the employees, agents and professional advisers of the manager of such partnership) access to such

11/37450980_10    40

Historic Tax Records and the right to inspect the same but solely to the extent that the relevant Seller reasonably requires access to such Historic Tax Records for the purposes of: (i) completing its relevant tax returns; (ii) agreeing its relevant tax returns with the relevant taxation authorities; or (iii) complying with any Applicable Law or regulation or the requirements of any judicial or regulatory authority or recognised investment exchange.
Taxation of payments

18.22
Any payment made by or due from the Sellers under, or pursuant to the terms of, this Agreement shall be free and clear of all Taxation whatsoever save only for any deductions or withholdings required by law.

18.23
If any deductions or withholdings are required, such further sums as shall be required to ensure that the net amount received by the Buyer, the relevant Target Group Company or other person (as the case may be) will equal the full amount which would have been received under the relevant provisions of this Agreement in the absence of any such deductions or withholdings.

19.	NOTICES
Form of notice

19.1
Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a "Notice" for the purposes of this clause) shall be in English, in writing and signed by or on behalf of the person giving it.

Method of service

19.2	Service of a Notice must be effected by one of the following methods:

19.2.1
by hand to the relevant address set out in clause 19.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

19.2.2
by prepaid recorded delivery, special delivery or registered post (if the Notice is to be served by post at an address in the same country from that which it is sent) to the relevant address set out in clause 19.4 and shall be deemed served at the start of the second Business Day after the date of posting; or

19.2.3
by a recognised international overnight courier service (if the Notice is to be served by post at an address outside the country from that which it is sent) to the relevant address set out in clause 19.4 and shall be deemed served at the start of the fourth Business Day after the date of posting.

19.3	In clause 19.2 "during a Business Day" means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located.

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References to "the start of a Business Day" and "the end of a Business Day" shall be construed accordingly.
Address for service

19.4	Notices shall be addressed as follows:

19.4.1	Notices for the Buyer shall be marked for the attention of:
Name:        Roger Batkin
Address:        AGCO Limited, Abbey Park Stoneleigh, Kenilworth CV8 2TQ

19.4.2	Notices for any Investor Seller and/or the Investor Representative shall be marked for the attention of:
Name:        Gareth Whiley
Address:        Silverfleet Capital Partners LLP
5 Fleet Place, London, EC4M 7RD

19.4.3	notices for any Warrantor shall be addressed to the Warrantors' Representative from time to time at the address set out next to his name in Schedule 1; and

19.4.4	notices for any other Seller shall be addressed to the relevant Seller at the address set out next to its name in Schedule 1.
Copies of Notices

19.5
Copies of all Notices sent to the Buyer shall also be sent or given to Herbert Smith Freehills LLP of Exchange House, Primrose Street, London, EC2A 2EG for the attention of Tomasz Wozniak with reference 30990051. Such copies shall be sent or given in accordance with one of the methods described in clause 19.2. Failure to communicate such copies shall not invalidate such Notice.

19.6
Copies of all Notices sent to the Sellers, the Investor Representative, the Warrantors' Representative or the Sellers' Representatives shall also be sent or given to Travers Smith LLP of 14 Snow Hill, London, EC1A 2AL for the attention of William Yates with reference S.5498-2. Such copies shall be sent or given in accordance with one of the methods described in clause 19.2. Failure to communicate such copies shall not invalidate such Notice.

Change of details

19.7	A party may change its address for service provided that the new address is within the same country and that it gives the other party not less than 28 days' prior notice in

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accordance with this clause 19.7. Until the end of such notice period, service on either address shall remain effective.
Agent for service

19.8
The Buyer irrevocably authorises and appoints Tomasz Wozniak of Herbert Smith Freehills LLP at the office of the Buyer's Solicitors (or the firm which at the time in question has succeeded to it and carries on its practice, or any replacement agent appointed by the Buyer in accordance with clause 19.9) as its agent for service of Notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this clause 19 shall be deemed to be effective service on the Buyer.

19.9
Following the date of this Agreement the Management Sellers and Other Sellers shall jointly appoint an agent for service of Notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and will notify the Buyer of such appointment as soon as reasonably practicable but in any event within 7 Business Days of the date of this Agreement.

19.10
If the agent referred to in clauses 19.8 or 19.9 (or any replacement agent appointed pursuant to this clause 19.10) at any time ceases to act as such for any reason, the Buyer shall forthwith appoint a replacement agent to accept service on behalf of the Buyer, such agent having a service address in England or Wales, and the Buyer shall notify the Sellers forthwith of the name and address of the replacement agent.

THIS AGREEMENT has been duly executed on the date first stated above.

11/37450980_10    43

EXECUTED and DELIVERED as a DEED	)
by SILVERFLEET CAPITAL PARTNERS LLP	)
in its capacity as manager of	)
SILVERFLEET CAPITAL PARTNERS LP	)
acting by:	)

/s/ GARETH WHILEY
Partner
in the presence of:	)

Signature: /s/ GEMMA PHILIPS

Name: GEMMA PHILIPS

Address: 10 SNOW HILL
LONDON

Occupation: SOLICITOR

EXECUTED and DELIVERED as a DEED	)
by SILVERFLEET CAPITAL PARTNERS LLP	)
in its capacity as manager of	)
SILVERFLEET CAPITAL 2011-2012 LP	)
acting by:	)

/s/ GARETH WHILEY
Partner
in the presence of:	)

Signature: /s/ GEMMA PHILIPS

Name: GEMMA PHILIPS

Address: 10 SNOW HILL
LONDON

Occupation: SOLICITOR

EXECUTED and DELIVERED as a DEED	)
by SILVERFLEET CAPITAL PARTNERS LLP	)
in its capacity as manager of	)
SILVERFLEET CAPITAL PARTNERS	)
AFFILIATES' FUND LP	)
acting by:	)

/s/ GARETH WHILEY
Partner
in the presence of:	)

Signature: /s/ GEMMA PHILIPS

Name: GEMMA PHILIPS

Address: 10 SNOW HILL
LONDON

Occupation: SOLICITOR

EXECUTED and DELIVERED as a DEED	)
by PE1A LP	)
acting by ABEREDEEN FUND MANAGERS LIMITED	)
in its capacity as manager of PE1A LP	)
acting by:	)

/s/ COLIN BURROWS
in the presence of:	)

Signature: /s/ NIGLA MARY ARMSTRONG

Name: NIGLA MARY ARMSTRONG

Address: PRINCES STREET
EDINBURGH

Occupation: SOLICITOR

SIGNED as a DEED and DELIVERED by	)
KARSTEN LARSEN	) /s/ KARSTEN LARSEN
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
LARS NØRGAARD	) /s/ LARS NØRGAARD
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
CHRISTIAN ANDERSEN	) /s/ CHRISTIAN ANDERSEN
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
NIELS CHRISTENSEN	) /s/ NIELS CHRISTENSEN
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
PEDER FREDERIKSEN	) /s/ PEDER FREDERIKSEN
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
NIELS ULRIK BLIKSTED	) /s/ NIELS ULRIK BLIKSTED
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
PALLE DYBDAL	) /s/ PALLE DYBDAL
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
CLAUS HAVE	) /s/ CLAUS HAVE
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
FRANZ HAROLD	) /s/ FRANZ HAROLD
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
JOSEF KOLAR	) /s/ JOSEF KOLAR
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
ANDREA UZZO	) /s/ ANDREA UZZO
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
STEFANO UZZO	) /s/ STEFANO UZZO
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
MICHELA PELLICONI	) /s/ MICHELA PELLICONI
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
LORENZO TINTI	) /s/ LORENZO TINTI
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
ANTONIO UZZO	) /s/ ANTONIO UZZO
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
ARNE MOSE SØRENSEN	) /s/ ARNE MOSE SØRENSEN
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
HENNING BUKH	) /s/ HENNING BUKH
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
OKSANA STRETOVYCH	) /s/ OKSANA STRETOVYCH
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
JAN VESTERGAARD OLSEN	) /s/ JAN VESTERGAARD OLSEN
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

SIGNED as a DEED and DELIVERED by	)
SØREN OVERGAARD	) /s/ SØREN OVERGAARD
in the presence of:	)

Witness

Signature: /s/ DORTHE B. THOMSEN

Name: DORTHE B.THOMSEN

Address: ÅBROVEϽ II
7755 BEDSTED

Occupation: COORDINATOR

EXECUTED and DELIVERED as a DEED	)
by ESTERA TRUST (JERSEY) LIMITED	)
in its capacity as trustee of the CIMBRIA	)
GROUP EMPLOYEE INCENTIVE TRUST	)
acting by: WILLIAM PATRICK JONES and	)
BRENDAN DOWLING, authorised signatories	)

/s/ WILLIAM PATRICK JONES
Authorised Signatory

/s/ BRENDAN DOWLING
Authorised Signatory

SIGNED as a DEED and DELIVERED for and on behalf of	)
AGCO INTERNATIONAL HOLDINGS B.V.	)
by:	)/s/ ROGER N BATKIN